UNITED STATES
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SCHEDULE 14A

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Quality Care Properties, Inc.
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On April 26, 2018, Quality Care Properties, Inc., hosted a conference call with investors to discuss the previously announced definitive agreement to be acquired by Welltower Inc. and separate definitive agreement with ProMedica Health System, Inc. and HCR ManorCare, Inc, a transcript of which is provided below.

Operator:	Good morning and welcome to the Quality Care Properties’ conference call to discuss the definitive agreements the Company has reached with ProMedica and Welltower.

At this time, I would now like to turn the call over to Mark Ordan, Chief Executive Officer of QCP. Please go ahead, sir.

Mark Ordan:	Thank you, operator and thank you everyone for joining us this morning.

As a reminder, this call is being recorded and a press release regarding today’s news is available on QCP’s website.

Before we begin, the Company reminds you that during this call it may make certain forward-looking statements that are intended to be covered by the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.

These statements, including, in particular, statements regarding the proposed transaction and its impact on the Company, are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results, cash flows and financial condition differing materially from those discussed on this call as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission and in the safe harbor statement contained in the Company’s press release announcing the proposed transactions.

We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any such statement is based.

With that, I would like to use this opportunity to discuss the transactions with ProMedica and Welltower, which we believe deliver compelling value to our shareholders. I thought it would be helpful to reach out today to provide some additional color to our thinking after weighing all the alternatives. This additional color is on top of the press release we released last night. Of course we will be disclosing more information in the coming weeks. We will report our financial results for the first quarter on May 9th. And in the coming weeks, you will also receive QCP’s proxy, describing in detail all of the features of this transaction.

Let me start with an overview of the transactions.

First, QCP entered into an agreement with ProMedica providing for ProMedica to assume the rights of QCP as the purchaser of HCR ManorCare at the completion of HCR ManorCare’s Chapter 11 bankruptcy process.

Second, QCP entered into a definitive agreement to be acquired by ProMedica and Welltower for $20.75 per share in an all-cash transaction that would close concurrently with the closing of the QCP and ProMedica transaction. The transaction is subject to the approval of QCP shareholders.

Finally, ProMedica and Welltower announced a strategic joint venture to facilitate these transactions.

Our agreements with ProMedica and Welltower are intended to provide us with the flexibility to ensure that QCP shareholders obtain substantial value and certainty. Under the agreements, we have the benefit of a “go shop” provision that permits QCP and its advisors to solicit, receive, evaluate and negotiate alternative proposals for QCP. QCP will pay Welltower a termination fee of $19.8 million (or in certain circumstances $59.5 million) if QCP terminates the agreement to accept a superior proposal, in each case subject to the provisions of the agreement. If there is a willing bidder that can offer better value to QCP shareholders than the unique combination of ProMedica and Welltower, we are sure that we’ll hear from them.

In addition, the transactions are designed to incentivize closing and provide certainty for QCP shareholders. Subject to certain limitations, QCP will receive a reverse termination fee of $250 million if ProMedica fails to acquire HCR ManorCare in the bankruptcy proceeding or if certain milestones in the bankruptcy proceeding are not met on schedule.

With that, let me put the transaction into context and explain why our Board believes we are pursuing the best path forward for QCP and our shareholders.

Our objectives have always been to maximize the value of our assets for our shareholders and ensure the continuation of the highest quality patient care. The transactions we announced today do both.

As you know, we emerged from our HCP spin with a small, but strong REIT team, and also a challenging debt structure. Our goal was to find a resolution to the problems we inherited in the midst of an industry facing headwinds.

After the spin of QCP into a separate company at the end of 2016, we worked with HCR ManorCare’s Board and management to find a resolution.

As we went about strengthening QCP’s financial position and negotiating with our counterparts, we also toured more than 100 assets and brought industry experts on site and in our office to review the properties in order to learn as much first-hand as we could about the properties and also the very strong HCR ManorCare team in the field.

Over the next 17 months, we worked to resolve the situation, all while the operating results of our principal tenant continued to decline.

Our decision to go down the path to acquire HCR ManorCare in a prepackaged bankruptcy, was in our view the best possible decision at the time given our very difficult position. As we made progress we continued to remain very mindful of the risks we faced going forward.

These risks included:

A sustained, long-term negative business trajectory since 2012. This decline steepened in 2017 and continues as we speak.

The next risk was our performance versus our debt covenants, which as we have publicly disclosed, had grown increasingly tight. The fact is, HCR ManorCare only paid $56.5 million in in rent in the first quarter. This put a lot of pressure on our coverage, and based on our preliminary numbers has moved us quite close to our floor coverage, with a likely further decline in the business in the coming months. Even if we were to sell assets to reduce our debt, that would not, of course, change the trajectory and health of our core business.

The next risk was the clear need to address our capital structure in light of the debt QCP would have assumed in the takeover of HCR ManorCare.

In addition, our relatively high cost of capital we were sure would square off against the need for significant capex spending in older assets, which have not seen robust investment.

The next risk were the challenges in effectively integrating HCR ManorCare’s operating platform into a real-estate focused company. The fact is it would have been a 10 person REIT taking over a 40,000-plus person operating platform. To make it viable, we were looking to possibly substantially change the platform and its operating footprint to change the operations and address its decline. Unlike in other companies, that have taken on these initiatives and split themselves up over time, here we would be a third party real estate company coming in from the outside to effect those changes.

And finally, continued headwinds in the skilled nursing market, including length of stay challenges and severe staffing challenges in this sector. The assisted living portfolio, which has also seen declining results, faces the same staffing challenges, and also a considerable competitive challenge from a wave of new construction in this sector.

On the other hand we saw positive, offsetting factors that we have been leveraging to drive value, including:

The strong and growing home and hospice business was an important counter to otherwise weak results. Also, the projected changes in demographics as the US population ages would stand to broadly benefit skilled nursing, although it is hard to predict how that would affect us location specifically. The HCR ManorCare portfolio is diverse and quite valuable and we have had success executing on our recent initiative to sell underperforming assets. However, we believe that the market for better performing skilled nursing assets is less certain. Given the business trajectory and these factors in combination, the realizable value of the components of the SNF business over a two year time horizon and in our view is very uncertain.

It was against this backdrop that we were moving forward to take over HCR ManorCare through the bankruptcy plan. We, along with our very active Board of Directors, were well advised, extremely well advised, working very closely with Houlihan Lokey, Lazard, the team at Alvarez and Marsal, and Goldman Sachs.  We retained legal counsel from Sullivan and Cromwell, Paul Weiss on bankruptcy matters, Dechert on healthcare and regulatory matters and Wachtell Lipton on the transaction we just announced. We believe we had a very good understanding of our strengths and also of our risks. We very carefully examined all possible paths forward, and the value that could possibly be achieved while also importantly keeping the risk of achieving that in mind.

Let me importantly add that management at QCP is completely aligned with our shareholders. We have every incentive in our compensation to generate strong long-term return if risk-adjusted we can see providing those strong long-term returns. By the way, we happen to love our jobs and we have never been quitters.

While we believe that we could create value by taking over HCR ManorCare, the fact is there were significant risks with that plan. When the opportunities for these transactions came up, we closely reviewed them. And ultimately, we determined that the unique transactions that we are announcing today provide a better path toward achieving the two goals I highlighted earlier — maximizing value and ensuring the continuation of patient care.

First, the all-cash transaction, without a financing contingency, provides our shareholders with strong, certain and immediate value for the entire company, without the risks associated with our standalone plan or the execution risk of a drawn-out process to sell component parts of the business piecemeal.

Second, the price is compelling. The per share acquisition price represents a 64.7% premium to the closing price of QCP common stock on March 1, the last day of trading prior to QCP’s announcement that it had entered into the original plan sponsor agreement to acquire HCR ManorCare, as well as an approximately 17.3% premium to the 60-day volume weighted average price ended on April 24, 2018.

These premiums reflect the value that the QCP team created as a result of our work over the last 17 months, and we believe now is the best risk-adjusted time to capture that value.

Third, and very importantly, we believe that ProMedica and Welltower are well-positioned acquirers and they will not face the same risks and constraints that we would face in managing our assets. While we are very confident in this assessment, the go-shop transaction structure gives us the flexibility to find a buyer who might be better positioned and provide more value to our shareholders.

Remember that Welltower has a very relatively low cost of capital. They have an enormous and flexible balance sheet. And a large CAPEX commitment to our assets along with a vision of long-term value, beyond which QCP could likely deliver on a standalone and risk adjusted basis.

In addition, the intended capital infusion by ProMedica and Welltower of more than $200 million in the first two years as part of their joint venture will benefit the well-being of many thousands of patients, residents and the employees of HCR ManorCare.

Together, ProMedica and Welltower have an admirable commitment to Toledo and to the employees of HCR ManorCare, and we believe that the combination of ProMedica and Welltower will be unmatched in ensuring quality patient care.

With that, we are excited about this transaction and look forward to working with the other parties to complete it, so we can deliver the strong, immediate and certain cash value to our shareholders.

I thank you for taking the time today and I hope this additional color provides a little more backdrop to our thinking and we look forward to informing you more in the coming weeks through our financial results and our detailed proxy. Enjoy your day everybody.

Operator:	Thank you. This concludes today’s conference call. Thank you for attending today’s call and have a great rest of your day.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Quality Care Properties, Inc. (“QCP”).  In connection with the proposed merger, QCP will file relevant materials with the U.S. Securities and Exchange Commission

(the “SEC”), including QCP’s proxy statement on Schedule 14A (the “Proxy Statement”).  This communication is not a substitute for the Proxy Statement or any other document that QCP may file with the SEC or send to its stockholders in connection with the proposed merger.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF QCP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and QCP’s website, www.qcpcorp.com.

Participants in the Solicitation

QCP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of QCP common stock in respect of the proposed merger transaction.  Information about the directors and executive officers of QCP is set forth in the proxy statement for QCP’s 2018 annual meeting of stockholders, which was filed with the SEC on April 6, 2018, and in other documents filed by QCP, including on behalf of such individuals, with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on QCP’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond QCP’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the contemplated transactions; the failure to obtain the approval of QCP stockholders of the proposed merger transaction; or the failure to satisfy any of the other conditions to the completion of the transactions, including conditions related to approval by the U.S. Bankruptcy Court overseeing the Chapter 11 case of HCR ManorCare, Inc.; the effect of the announcement of the transactions on the ability of QCP to maintain relationships with its partners, tenants, providers, and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the transactions; and other risks and uncertainties described in QCP’s reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018 and other periodic reports QCP files with the SEC, which are available at www.sec.gov and QCP’s website at www.qcpcorp.com. QCP undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so other than as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.